Exhibit 99.3

Cameron Highway Oil Pipeline Company

Financial Statements for the Years Ended
December 31, 2009, 2008 and 2007 and
Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Management Committee of
Cameron Highway Oil Pipeline Company
Houston, Texas

We have audited the accompanying balance sheets of Cameron Highway Oil Pipeline Company (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, partners’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 15, 2010

CAMERON HIGHWAY OIL PIPELINE COMPANY
BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2009	2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,908	$3,160
Accounts receivable	6,501	6,346
Prepaid and other current assets	769	2,959
Total current assets	11,178	12,465
PROPERTY, PLANT AND EQUIPMENT, NET	466,127	482,023
Total assets	$477,305	$494,488

LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$685	$686
Accounts payable – affiliates	1,208	2,707
Other current liabilities	1,347	670
Total current liabilities	3,240	4,063
OTHER LIABILITIES	1,366	838
COMMITMENTS AND CONTINGENCIES
PARTNERS’ EQUITY	472,699	489,587
Total liabilities and partners’ equity	$477,305	$494,488

See Notes to Financial Statements

CAMERON HIGHWAY OIL PIPELINE COMPANY
STATEMENTS OF OPERATIONS
 (Dollars in thousands)

	For Year Ended December 31,
	2009	2008	2007

REVENUES
Crude oil handling revenues	$68,058	$57,399	$29,597
Total revenues	68,058	57,399	29,957
COSTS AND EXPENSES
Depreciation and accretion	16,489	16,483	16,398
Other operating costs and expenses (see Note 7)	14,994	8,727	5,948
General and administrative costs	82	84	574
Total costs and expenses	31,565	25,294	22,920
OPERATING INCOME	36,493	32,105	6,677
OTHER INCOME (EXPENSE)
Interest expense	--	--	(27,164)
Interest income	19	213	296
Other income (expense)	19	213	(26,868)
NET INCOME (LOSS)	$36,512	$32,318	$(20,191)

See Notes to Financial Statements

CAMERON HIGHWAY OIL PIPELINE COMPANY
STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For Year Ended December 31,
	2009	2008	2007
OPERATING ACTIVITIES
Net income (loss)	$36,512	$32,318	$(20,191)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and accretion	16,489	16,483	16,398
Amortization of deferred financing costs	--	--	765
Write-off of deferred financing costs due to repayment of debt	--	--	5,831
Gain on sale of assets (see Note 7)	--	--	(1,838)
Effect of changes in operating accounts
Accounts receivable	(155)	(1,538)	(1,132)
Prepaid and other current assets	2,190	(821)	594
Other assets	--	--	(600)
Accounts payable	(1,500)	686	(901)
Accrued expenses	--	--	(538)
Accrued interest	--	--	(26)
Other current liabilities	677	1	(1,075)
Net cash provided by (used in) operating activities	54,213	47,129	(2,713)
INVESTING ACTIVITIES
Capital expenditures	(65)	(147)	(2,987)
Contributions in aid of construction cost	--	--	489
Proceeds from sale of assets (see Note 7)	--	--	5,225
Decrease in restricted cash	--	--	1
Cash (used in) provided by investing activities	(65)	(147)	2,728
FINANCING ACTIVITIES
Repayment Senior Notes (see Note 5)	--	--	(415,000)
Contributions from partners (see Note 6)	--	--	433,506
Distributions to partners	(53,400)	(47,000)	(19,500)
Cash used in financing activities	(53,400)	(47,000)	(994)
NET CHANGE IN CASH AND CASH EQUIVALENTS	748	(18)	(979)
CASH AND CASH EQUIVALENTS, JANUARY 1	3,160	3,178	4,157
CASH AND CASH EQUIVALENTS, DECEMBER 31	$3,908	$3,160	$3,178

SUPPLEMENTAL CASH FLOW INFORMATION
Cash payments for interest and make-whole premium	$--	$--	$21,140

See Notes to Financial Statements

CAMERON HIGHWAY OIL PIPELINE COMPANY
STATEMENTS OF PARTNERS’ EQUITY
(Dollars in thousands)

	Cameron Highway	Cameron Highway	Cameron Highway
	Pipeline I, L.P.	Pipeline II, L.P.	Pipeline III, L.P.
	(Enterprise)	(Valero)	(Valero)
	50%	25%	25%	Total
BALANCE AT DECEMBER 31, 2006	$55,226	$27,614	$27,614	$110,454
Net loss	(10,095)	(5,048)	(5,048)	(20,191)
Contributions from partners	216,752	108,377	108,377	433,506
Distributions to partners	(9,750)	(4,875)	(4,875)	(19,500)
BALANCE AT DECEMBER 31, 2007	252,133	126,068	126,068	504,269
Net income	16,160	8,079	8,079	32,318
Distributions to partners	(23,500)	(11,750)	(11,750)	(47,000)
BALANCE AT DECEMBER 31, 2008	244,793	122,397	122,397	489,587
Net income	18,256	9,128	9,128	36,512
Distributions to partners	(26,700)	(13,350)	(13,350)	(53,400)
BALANCE AT DECEMBER 31, 2009	$236,349	$118,175	$118,175	$472,699

See Notes to Financial Statements

CAMERON HIGHWAY OIL PIPELINE COMPANY
NOTES TO FINANCIAL STATEMENTS

1.  Partnership Organization

Cameron Highway Oil Pipeline Company (“Cameron Highway”) is a Delaware general partnership formed in June 2003 to construct, install, own and operate a 374-mile crude oil pipeline (the “Pipeline”) located in  deepwater areas of the central Gulf of Mexico offshore Texas and Louisiana.  Unless the context requires otherwise, references to “we,” “us”, “our” or the “Company,” within these notes are intended to mean the Cameron Highway joint venture.

We are owned (i) 50% by Cameron Highway Pipeline I, L.P. (“CHOPS I”), a subsidiary of Enterprise GTM Holdings L.P. (“Enterprise”), (ii) 25% by Cameron Highway Pipeline II, L.P. (“CHOPS II”), a subsidiary of Valero Energy Corporation (“Valero”), and (iii) 25% by Cameron Highway Pipeline III, L.P. (“CHOPS III”), another subsidiary of Valero.  CHOPS I, CHOPS II and CHOPS III are collectively referred to as the “Partners.”

2.  Summary of Significant Accounting Policies

Our financial statements are prepared on the accrual basis of accounting in conformity with U.S. generally accepted accounting principles (“GAAP”).  Except as noted within the context of each footnote disclosure, dollar amounts presented in the tabular data within these footnote disclosures are stated in thousands of dollars.

Cash and Cash Equivalents

Cash and cash equivalents represent unrestricted cash on hand and highly liquid overnight investments in government-backed securities.

Contingencies

Certain conditions may exist as of the date our financial statements are issued, which may result in a loss to us, but will only be resolved when one or more future events occur or fail to occur.  Our management and its legal counsel evaluate such contingent liabilities, and such assessment inherently involves an exercise in judgment.  If the assessment of a contingency indicates that it is probable that a loss has been incurred and the amount of liability can be reasonably estimated, then the estimated liability would be accrued in our financial statements.  If the assessment indicates that a potential loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable), would be disclosed.  Loss contingencies considered remote are generally not disclosed.  We did not record any contingent losses during the years ended December 31, 2009, 2008, and 2007.

Crude Oil Imbalances

Crude oil imbalances arise in the course of providing crude oil handling services, where we receive volumes of crude oil that differ from the volumes committed to be redelivered.  These differences result in imbalances that are settled in-kind (i.e., with crude oil volumes instead of cash) the following month.  We value our crude oil imbalances using contractual settlement prices. Imbalance receivables and payables are classified on our balance sheet within accounts receivable and payable, respectively.   At December 31, 2009 and 2008, our imbalance receivables were $0.6 million and $2.2 million, respectively, and our imbalance payables were $0.1 million and $25 thousand, respectively.

Environmental Costs

Our operations include activities subject to federal and state environmental regulations.  Environmental costs for remediation are accrued based on estimates of known remediation requirements.  Such accruals are based on management’s best estimate of the ultimate cost to remediate a site and are adjusted as further information and circumstances develop.  Those estimates may change substantially depending on information about the nature and extent of contamination, appropriate remediation technologies and regulatory approvals.  Expenditures to mitigate or prevent future environmental contamination are capitalized.  Ongoing environmental compliance costs are charged to expense as incurred.  In accruing for environmental remediation liabilities, costs of future expenditures for environmental remediation are not discounted to their present value, unless the amount and timing of the expenditures are fixed or reliably determinable.  There were no environmental remediation liabilities incurred as of December 31, 2009 or 2008.

Estimates

Preparing our financial statements in conformity with GAAP requires us to use estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses for each reporting period.  Our actual results could differ from these estimates.

Fair Value Information and Financial Instruments

Fair value is defined as the amount at which an asset or liability could be bought or settled in an arm’s-length transaction.  The estimated fair values of our cash and cash equivalents, accounts receivable and accounts payable approximate their carrying amounts in the accompanying balance sheets due to the short-term maturity of these amounts.

Impairment Testing For Long-Lived Assets

Long-lived assets such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-lived assets with carrying values that are not expected to be recovered through future cash flows are written down to their estimated fair values.  The carrying value of a long-lived asset is deemed not recoverable if the carrying value exceeds the sum of undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the asset’s carrying value exceeds the sum of its undiscounted cash flows, a non-cash asset impairment charge equal to the excess of the asset’s carrying value over its estimated fair value is recorded.  We measure fair value using market price indicators or, in the absence of such data, appropriate valuation techniques. No asset impairment charges were recognized for any of the periods presented.

Income Taxes

Since we are structured as a pass-through entity, we are not subject to federal income taxes.  As a result, our Partners are individually responsible for paying federal income taxes on their share of our taxable income.  As a result, our financial statements do not provide for such taxes.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost.  Expenditures for additions, improvements and other enhancements to property, plant and equipment are capitalized.  Minor replacements, maintenance, and repairs that do not extend asset life or add value are charged to expense as incurred.  When property, plant and equipment assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in results of operations for the respective period.  See Note 4 for additional information regarding our property, plant and equipment.

Asset retirement obligations (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from their acquisition, construction, development and/or normal operation.  When an ARO is incurred, we record a liability for the ARO and capitalize an equal amount as an increase in the carrying value of the related long-lived asset.  Over time, the liability is accreted to its present value (through accretion expense) and the capitalized cost is depreciated over the remaining useful life of the related long-lived asset.  We will incur a gain or loss to the extent that our ARO liabilities are not settled at their recorded amounts.  See Note 4 for additional information regarding our AROs.

Recently Issued Accounting Standards

The accounting standard setting organizations, including the U.S. Securities and Exchange Commission, have recently issued various new accounting standards.  We have evaluated these new standards and have determined that the adoption of these rules will not have a material impact on us.

Revenue Recognition

Crude oil handling revenues are generated from purchase and sale arrangements whereby we purchase crude oil from shippers at various receipt points along the Pipeline for an index-based price (less a price differential) and sell the crude oil back to the same shippers at various redelivery points at the same index-based price.  Since these are purchase and sales transactions with the same counterparty and are entered into in contemplation of one another, we recognize net revenue from such arrangements based upon the price differential per unit of volume (typically in barrels) multiplied by the volume delivered.  We net the corresponding receivables and payables from such transactions on our balance sheet for consistency of presentation.

3. Business Segment

We operate in a single business segment, Offshore Pipeline & Services, which consists of a 374-mile pipeline used in the transportation of crude oil.  The following table summarizes our revenues and long-lived assets for this business segment for the periods at the dates indicated:

	For the Year Ended December 31,
	2009	2008	2007
Segment assets	$477,305	$494,488	$506,701
Segment revenues	68,058	57,399	29,597
Segment operating income	36,493	32,105	6,677
Segment net income	36,512	32,318	(20,191)

4.  Property, Plant and Equipment

Our property, plant and equipment values and accumulated depreciation balances were as follows at the dates indicated:

	Estimated
	Useful Life	December 31,
	in Years	2009	2008
Pipeline (1)	30	$330,039	$329,682
Platforms and facilities (2)	30	163,324	163,199
Crude oil line fill (3)	n/a	34,053	34,053
Construction in progress	n/a	18,970	18,926
Total		546,386	545,860
Less accumulated depreciation		80,259	63,837
Property, plant and equipment, net		$466,127	$482,023

(1)	Includes the Pipeline and related assets.
(2)	Platforms and facilities include offshore platforms and related facilities that are an integral part of the Pipeline.
(3)	Crude oil line fill is carried at original cost and is not depreciated, but it is subject to impairment considerations.

The Pipeline has a throughput capacity of 500,000 barrels per day and is designed to gather production from deepwater areas of the Gulf of Mexico, primarily the South Green Canyon and Walker Ridge areas, for delivery to refineries and terminals in southeast Texas.  The Pipeline is supported by life of lease dedications by BP, BHP Billiton Ltd. and Chevron in connection with their production from the Holstein, Mad Dog and Atlantis fields and by Anadarko in connection with its production from the Constitution and Ticonderoga fields.  Additionally, we have contracted with Petrobras to transport crude oil production from the Cottonwood field.

Our AROs primarily result from right-of-way agreements associated with our pipeline operations and regulatory requirements triggered by the abandonment or retirement of certain offshore facilities.  None of our assets are legally restricted for purposes of settling AROs.The following table presents information regarding our asset retirement obligations since December 31, 2007:

ARO liability balance, January 1, 2008	$775
Accretion expense	63
ARO liability balance, December 31, 2008	838
Accretion expense	88
Revisions in estimated cash flows	440
ARO liability balance, December 31, 2009	$1,366

Property, plant and equipment at December 31, 2009 and 2008 includes $1.2 million and $0.8 million, respectively, of estimated ARO costs capitalized as an increase in the associated long-lived asset.  Based on information currently available, we estimate that accretion expense will approximate $0.1 million annually for 2010 through 2014.

5.  Debt Obligations

In December 2005, we issued $415.0 million of private placement, non-recourse senior secured notes due December 2017 to finance construction of the joint venture’s asset.  The senior secured notes were issued in two series: (i) $365.0 million of Series A notes, which charge fixed-rate interest of 5.86% per annum and (ii) $50.0 million of Series B notes, which charge variable-rate interest based on Eurodollar rate plus 1%.  We repaid the Series A and B notes during the second quarter of 2007 (see Note 6).  The repayments consisted of $415.0 million of principal, $11.2 million of make-whole premiums and $3.8 million of accrued interest.  In connection with the repayment of the senior notes, we wrote off the remaining unamortized deferred financing fees of $5.8 million, which is included in interest expense on our Statement of Operations.

6.  Partners’ Equity

We allocate income or loss and pay cash distributions to Partners in accordance with their respective partnership interests.

In May 2007, our Partners contributed $191.0 million each to fund the $365.0 million repayment of Senior Notes A and related make-whole premiums and accrued interest.  In June 2007, our Partners made an additional contribution of $25.5 million each to repay the Senior Notes B.  The amount of the repayment was $50.9 million, which included $0.9 million of related make-whole premiums and accrued interest.

7.  Related Party Transactions

As of December 31, 2009 and 2008, we had accounts payable to affiliates of approximately $1.2 million and $2.7 million, respectively. As of December 31, 2009, we had accounts receivable from affiliates of approximately $38 thousand.

We have an Operation and Management Agreement (the “Agreement”) with Manta Ray Offshore Gathering Co LLC (“Manta Ray”) for the operation and management of the Pipeline.  Manta Ray is a subsidiary of Enterprise.  Pursuant to the agreement, we pay Manta Ray $350,000 per month (adjusted annually for changes in an average weekly earnings index as defined in the Agreement) for routine operating services.  During 2009, such amount was approximately $453,000 per month.  We reimburse Manta Ray for all non-routine operations-related services.

The Agreement may be terminated or canceled by us if Manta Ray (i) defaults in the performance of any of its obligations; (ii) dissolves, liquidates or terminates its separate corporate existence; (iii) makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts; or (iv) if Manta Ray is in default under the performance standards set forth in the Agreement.  The Agreement may be terminated or canceled by Manta Ray without cause at any time with at least 180 days notice if  (i) we are in default in the performance of any payment obligations; (ii) we dissolve, liquidate or terminate our separate corporate existence; (iii) we make a general assignment for the benefit of creditors or admit in writing our inability to pay our debts generally as they become due; or (iv) we sell or lease our Pipeline to a third party.  Other operating costs and expenses include payments to Manta Ray for operation and management services rendered to us totaling $5.4 million for each of the years ended December 31, 2009 and 2008 and $4.7 million for the year ended December 31, 2007.

We rent offshore platform space from an affiliate of Enterprise and a third party.  Total rent paid to the affiliate of Enterprise was $0.6 million for each of the years ended December 31, 2009, 2008 and 2007.  See Note 8 for additional information regarding this operating lease.

           In June 2007, we sold a meter skid to Manta Ray for $5.2 million.  We recognized a gain of $1.8 million on the sale of this asset.

8.  Commitments and Contingencies

Operating Leases

Lease and rent expense included in operating income was $2.0 million, $1.3 million and $1.2 million for the years ended December 31, 2009, 2008 and 2007, respectively.

We rent offshore platform space from an affiliate of Enterprise and a third party. Total rent paid for this platform space was $1.3 million, $1.2 million and $1.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.  The agreement has an indefinite term and will continue until the platform is abandoned.  However, we can terminate the agreement at any time if we cease operations on the platform.  As a result, there are no future minimum payment obligations attributable to this agreement.

We lease right-of-way held in connection with our Pipeline.  In general, our payments for right-of-way easements are determined by the underlying contracts, which typically include a stated fixed fee. Certain of our right-of-way leases contain rent escalation clauses whereby the rent is adjusted periodically for inflation.  Lease expense is charged to operating costs and expenses on a straight line basis over the period of expected economic benefit.  The following table presents our minimum payment obligations under operating leases for right-of-way:

2010	$21
2011	21
2012	21
2013	21
2014	21
Thereafter	253
Total	$358

Other Matters

We are subject to potential loss contingencies arising from the course of our regular business operations.  These may result from federal, state and local environmental, health and safety laws and regulations and third-party litigations.  There are no matters currently which, in the opinion of our management, will have a material adverse effect on the financial position or results of our operations.

9.  Significant Risks

Nature of Operations

Offshore crude oil pipeline systems such as ours are affected by oil exploration and production activities.  Crude oil reserves are depleting assets that will produce over a finite period.  Our Pipeline must access additional reserves to offset either (i) the natural decline in production from existing connected wells or (ii) the loss of any production to a competitor.  We actively seek to offset the loss of volumes due to depletion by adding connections to new customers and fields.

      Weather-Related Risks

Our assets are located offshore Texas and Louisiana in the Gulf of Mexico, which is prone to tropical weather events such as hurricanes.  Our Partners are required to maintain certain levels of insurance with respect to our assets.  If our assets were materially damaged in a storm, it could have a material impact on our financial position and results of operations.  Other operating costs and expenses for 2009 and 2008 include an aggregate of $2.6 million and $1.2 million, respectively, of repair costs related to damage caused by Hurricanes Gustav and Ike.  Operating expenses for 2007 include $0.1 million of repair costs related to damage caused by prior storms.

10.  Subsequent Events

We have evaluated subsequent events through March 15, 2010, which is the date our Audited Consolidated Financial Statements and Notes were available to be issued.